Exhibit 99.1

(Unofficial Translation)

Bank Acceptance Agreement

Party A: Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd.
Party B: Pingdingshan Rural Cooperative Bank

Whereas Party A has been granted bank acceptance credit from Party B of RMB 110 million and has requested additional credit, and thus the parties hereby enter into the following agreement:

I.
Party B hereby further grants Party A bank acceptance credit in addition to the RMB 110 million credit previously granted.  Party B may issue bank acceptance credit for Party A of no more than RMB 200 million in total (“Credit Line”).

II.	For each issuance of bank acceptance credit, Party A shall deposit cash of 50% of the issuance amount into its account with Party B as security.

III.	Party A may determine the date and amount of each issuance of bank acceptance credit (within the Credit Line) based on its need of funds for its operations and project construction.

IV.	Upon the repayment date of each bank acceptance, Party A shall clear the payment with Party B in compliance with the rules and policies of Party B.

V.	The parties shall enter into further agreements for each issuance of bank acceptance credit. Such agreement shall record the repayment date of the bank acceptance credit.

This Agreement shall become effective upon execution by both parties.

This Agreement shall be executed into two original duplicates.  Each party shall hold one original duplicate.

Party A: Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. [Stamp]
/s/ Jianhua Lv
Date: January 7, 2011

Party B: Pingdingshan Rural Cooperative Bank [Stamp]
/s/ Legal Representative
Date: January 7, 2011